Filed Pursuant to Rule 433

Registration Statement No. 333-260702

Free Writing Prospectus

(To the Preliminary Prospectus Supplement dated May 8, 2024 and Prospectus dated November 3, 2021)

                                    May 8, 2024

US$750,000,000 5.200% Notes due April 16, 2026

US$750,000,000 Floating Rate Notes due April 16, 2026

US$750,000,000 5.050% Notes due April 16, 2029

US$750,000,000 Floating Rate Notes due April 16, 2029

US$750,000,000 5.200% Notes due April 16, 2026

Issuer:	Westpac Banking Corporation

Principal Amount:	US$750,000,000

Ranking:	Senior Unsecured

Expected Ratings:	Aa2 / AA- (Moody’s / S&P Global Ratings)*

Format:	SEC Registered Global Notes

Trade Date:	May 8, 2024

Settlement Date:	May 16, 2024 (T+6)

Since trades in the secondary market generally settle in two business days, purchasers who wish to trade notes on the date hereof or the next three succeeding business days will be required, by virtue of the fact that the notes initially settle in T+6, to specify alternative settlement arrangements to prevent a failed settlement.

Maturity Date:	April 16, 2026

Interest Rate:	5.200%

Price to Public:	99.992%

Benchmark Treasury:	UST 4.875% due April 30, 2026

Benchmark Treasury Price and Yield:	100-02+ / 4.832%

Re-offer Spread to Benchmark Treasury:	plus 37.5 basis points

Re-offer Yield:	5.207%

Fees:	10 basis points

All-in Price:	99.892%

Filed Pursuant to Rule 433

Registration Statement No. 333-260702

Interest Payment Dates:	Payable semi-annually in arrears on April 16 and October 16 of each year, commencing October 16, 2024, and ending on the Maturity Date, subject to Business Day Convention. There will be a short first coupon payable on October 16, 2024, subject to Business Day Convention.

Day Count Convention:	30/360, unadjusted

Net Proceeds:	US$749,190,000

Business Days:	Each Monday, Tuesday, Wednesday, Thursday and Friday that is not a day on which banking institutions in Sydney, Australia, New York, New York, or London, United Kingdom are authorized or obligated by law or executive order to close.

Business Day Convention:	Any payment of principal, premium and interest required to be made on an Interest Payment Date that is not a Business Day will be made on the next succeeding Business Day, and no interest will accrue on that payment for the period from and after the Interest Payment Date to the date of payment on the next succeeding Business Day

Denominations:	Minimum of US$2,000 with increments of US$1,000 thereafter

CUSIP:	961214 FR9

ISIN:	US961214FR90

Joint Active Bookrunners:	Barclays Capital Inc.
BofA Securities, Inc.
Goldman Sachs & Co. LLC
Morgan Stanley & Co. LLC
Westpac Banking Corporation

Co-Managers:	Credit Agricole Securities (USA) Inc.
Natixis Securities Americas LLC

Defined Terms:	Capitalized terms not defined in this term sheet have the meaning given in the Preliminary Prospectus Supplement and the Prospectus.

US$750,000,000 Floating Rate Notes due April 16, 2026

Issuer:	Westpac Banking Corporation

Principal Amount:	US$750,000,000

Ranking:	Senior Unsecured

Filed Pursuant to Rule 433

Registration Statement No. 333-260702

Expected Ratings:	Aa2 / AA- (Moody’s / S&P Global Ratings)*

Format:	SEC Registered Global Notes

Trade Date:	May 8, 2024

Settlement Date:	May 16, 2024 (T+6)

Since trades in the secondary market generally settle in two business days, purchasers who wish to trade notes on the date hereof or the next three succeeding business days will be required, by virtue of the fact that the notes initially settle in T+6, to specify alternative settlement arrangements to prevent a failed settlement.

Maturity Date:	April 16, 2026

Price to Public:	100.000%

Interest Rate:	The interest rate on the Notes for each period will be equal to Compounded SOFR (as defined herein) plus the Margin.

Compounded SOFR:	A compounded average of daily SOFR determined for each quarterly floating rate Interest Period in accordance with the specific formula described under “Description of the Notes—Floating Rate Notes—Secured Overnight Financing Rate” in the Preliminary Prospectus Supplement.

Margin:	plus 42 basis points

Fees:	10 basis points

All-in Price:	99.900%

Interest Periods:	Each quarterly period from, and including, a floating rate Interest Payment Date to, but excluding, the next floating rate Interest Payment Date (or, in the case of the final floating rate Interest Period, the Maturity Date).

Interest Payment Dates:	Payable quarterly in arrears on January 16, April 16, July 16 and October 16 of each year, commencing July 16, 2024, subject to Business Day Convention. There will be a short first coupon payable on July 16, 2024, subject to Business Day Convention.

Interest Payment Determination Date:	The date two U.S. Government Securities Business Days before each floating rate Interest Payment Date.

Filed Pursuant to Rule 433

Registration Statement No. 333-260702

Observation Period:	In respect of each floating rate Interest Period, the period from, and including, the date two U.S. Government Securities Business Days preceding the first date in such floating rate Interest Period to, but excluding, the date two U.S. Government Securities Business Days preceding the floating rate Interest Payment Date for such floating rate Interest Period.

Day Count Convention:	Actual/360

Net Proceeds:	US$749,250,000

Business Days:	Each Monday, Tuesday, Wednesday, Thursday and Friday that is not a day on which banking institutions in Sydney, Australia, New York, New York, or London, United Kingdom are authorized or obligated by law or executive order to close.

Business Day Convention:	If any Interest Payment Date would fall on a day that is not a Business Day, other than the Interest Payment Date that is also the date of maturity for the notes, that Interest Payment Date will be postponed to the following day that is a Business Day, except that if such next Business Day is in a different month then that Interest Payment Date will be the immediately preceding day that is a Business Day.

If the date of maturity is not a Business Day, payment of principal and interest will be made on the following day that is a Business Day and no interest will accrue for the period from and after such date of maturity.

Denominations:	Minimum of US$2,000 with increments of US$1,000 thereafter

CUSIP:	961214 FS7

ISIN:	US961214FS73

Joint Active Bookrunners:	Barclays Capital Inc.
BofA Securities, Inc.
Goldman Sachs & Co. LLC
Morgan Stanley & Co. LLC
Westpac Banking Corporation

Co-Managers:	Credit Agricole Securities (USA) Inc.
Natixis Securities Americas LLC

Defined Terms:	Capitalized terms not defined in this term sheet have the meaning given in the Preliminary Prospectus Supplement and the Prospectus.

Filed Pursuant to Rule 433

Registration Statement No. 333-260702

US$750,000,000 5.050% Notes due April 16, 2029

Issuer:	Westpac Banking Corporation

Principal Amount:	US$750,000,000

Ranking:	Senior Unsecured

Expected Ratings:	Aa2 / AA- (Moody’s / S&P Global Ratings)*

Format:	SEC Registered Global Notes

Trade Date:	May 8, 2024

Settlement Date:	May 16, 2024 (T+6)

Since trades in the secondary market generally settle in two business days, purchasers who wish to trade notes on the date hereof or the next three succeeding business days will be required, by virtue of the fact that the notes initially settle in T+6, to specify alternative settlement arrangements to prevent a failed settlement.

Maturity Date:	April 16, 2029

Interest Rate:	5.050%

Price to Public:	99.815%

Benchmark Treasury:	UST 4.625% due April 30, 2029

Benchmark Treasury Price and Yield:	100-18+ / 4.494%

Re-offer Spread to Benchmark Treasury:	plus 60 basis points

Re-offer Yield:	5.094%

Fees:	25 basis points

All-in Price:	99.565%

Interest Payment Dates:	Payable semi-annually in arrears on April 16 and October 16 of each year, commencing October 16, 2024, and ending on the Maturity Date, subject to Business Day Convention. There will be a short first coupon payable on October 16, 2024, subject to Business Day Convention.

Day Count Convention:	30/360, unadjusted

Net Proceeds:	US$746,737,500

Business Days:	Each Monday, Tuesday, Wednesday, Thursday and Friday that is not a day on which banking institutions in Sydney, Australia, New York, New York, or London, United Kingdom are authorized or obligated by law or executive order to close.

Filed Pursuant to Rule 433

Registration Statement No. 333-260702

Business Day Convention:	Any payment of principal, premium and interest required to be made on an Interest Payment Date that is not a Business Day will be made on the next succeeding Business Day, and no interest will accrue on that payment for the period from and after the Interest Payment Date to the date of payment on the next succeeding Business Day

Denominations:	Minimum of US$2,000 with increments of US$1,000 thereafter

CUSIP:	961214 FT5

ISIN:	US961214FT56

Joint Active Bookrunners:	Barclays Capital Inc.
BofA Securities, Inc.
Goldman Sachs & Co. LLC
Morgan Stanley & Co. LLC
Westpac Banking Corporation

Co-Managers:	Credit Agricole Securities (USA) Inc.
Natixis Securities Americas LLC

Defined Terms:	Capitalized terms not defined in this term sheet have the meaning given in the Preliminary Prospectus Supplement and the Prospectus.

US$750,000,000 Floating Rate Notes due April 16, 2029

Issuer:	Westpac Banking Corporation

Principal Amount:	US$750,000,000

Ranking:	Senior Unsecured

Expected Ratings:	Aa2 / AA- (Moody’s / S&P Global Ratings)*

Format:	SEC Registered Global Notes

Trade Date:	May 8, 2024

Settlement Date:	May 16, 2024 (T+6)

Since trades in the secondary market generally settle in two business days, purchasers who wish to trade notes on the date hereof or the next three succeeding business days will be required, by virtue of the fact that the notes initially settle in T+6, to specify alternative settlement arrangements to prevent a failed settlement.

Filed Pursuant to Rule 433

Registration Statement No. 333-260702

Maturity Date:	April 16, 2029

Price to Public:	100.000%

Interest Rate:	The interest rate on the Notes for each period will be equal to Compounded SOFR (as defined herein) plus the Margin.

Compounded SOFR:	A compounded average of daily SOFR determined for each quarterly floating rate Interest Period in accordance with the specific formula described under “Description of the Notes—Floating Rate Notes—Secured Overnight Financing Rate” in the Preliminary Prospectus Supplement.

Margin:	plus 81 basis points

Fees:	25 basis points

All-in Price:	99.750%

Interest Periods:	Each quarterly period from, and including, a floating rate Interest Payment Date to, but excluding, the next floating rate Interest Payment Date (or, in the case of the final floating rate Interest Period, the Maturity Date).

Interest Payment Dates:	Payable quarterly in arrears on January 16, April 16, July 16 and October 16 of each year, commencing July 16, 2024, subject to Business Day Convention. There will be a short first coupon payable on July 16, 2024, subject to Business Day Convention.

Interest Payment Determination Date:	The date two U.S. Government Securities Business Days before each floating rate Interest Payment Date.

Observation Period:	In respect of each floating rate Interest Period, the period from, and including, the date two U.S. Government Securities Business Days preceding the first date in such floating rate Interest Period to, but excluding, the date two U.S. Government Securities Business Days preceding the floating rate Interest Payment Date for such floating rate Interest Period.

Day Count Convention:	Actual/360

Net Proceeds:	US$748,125,000

Business Days:	Each Monday, Tuesday, Wednesday, Thursday and Friday that is not a day on which banking institutions in Sydney, Australia, New York, New York, or London, United Kingdom are authorized or obligated by law or executive order to close.

Filed Pursuant to Rule 433

Registration Statement No. 333-260702

Business Day Convention:	If any Interest Payment Date would fall on a day that is not a Business Day, other than the Interest Payment Date that is also the date of maturity for the notes, that Interest Payment Date will be postponed to the following day that is a Business Day, except that if such next Business Day is in a different month then that Interest Payment Date will be the immediately preceding day that is a Business Day.

If the date of maturity is not a Business Day, payment of principal and interest will be made on the following day that is a Business Day and no interest will accrue for the period from and after such date of maturity.

Denominations:	Minimum of US$2,000 with increments of US$1,000 thereafter

CUSIP:	961214 FU2

ISIN:	US961214FU20

Joint Active Bookrunners:	Barclays Capital Inc.
BofA Securities, Inc.
Goldman Sachs & Co. LLC
Morgan Stanley & Co. LLC
Westpac Banking Corporation

Co-Managers:	Credit Agricole Securities (USA) Inc.
Natixis Securities Americas LLC

Defined Terms:	Capitalized terms not defined in this term sheet have the meaning given in the Preliminary Prospectus Supplement and the Prospectus.

Filed Pursuant to Rule 433

Registration Statement No. 333-260702

Free Writing Prospectus

(To the Preliminary Prospectus Supplement dated May 8, 2024 and Prospectus dated November 3, 2021)

*A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision, withdrawal or suspension at any time.

No PRIIPs KID – No PRIIPs key information document (KID) has been prepared as not available to retail in EEA or the United Kingdom.

The Issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the Issuer has filed with the SEC for more complete information about the Issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the Issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Barclays Capital Inc. toll-free at 1-888-603-5847, BofA Securities, Inc. toll-free at 1-800-294-1322, Goldman Sachs & Co. LLC at 1-866-471-2526, Morgan Stanley & Co. LLC toll-free at 1-866-718-1649 or Westpac Banking Corporation at 1-212-389-1269.